Exhibit 5.1

March 16, 2026 Grupo Aeroméxico, S.A.B. de C.V. Av. Paseo de la Reforma No. 243, Piso 25 Col. Renacimiento, Alcaldía Cuauhtémoc 06500, Ciudad de México, México

Ladies and Gentlemen:

We have acted as special Mexican counsel to Grupo Aeroméxico, S.A.B. de C.V. (the “Company”), in connection with the preparation and filing by the Company with the United States Securities and Exchange Commission (the “Commission”) of a registration statement on Form S-8 (the “Registration Statement”) on the date hereof, relating to the registration under the Securities Act of 1933, as amended (the “Securities Act’’) of 9,955,890 (Nine million nine hundred fifty-five thousand eight hundred ninety) common shares with no nominal value (the “Shares”), which may be represented by American Depositary Shares, evidenced by American Depositary Receipts, each having 10 (ten) Shares, as underlying securities (“ADSs”).

This opinion letter is rendered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related prospectus, other than as expressly stated herein with respect to the issue of the Shares.

In rendering the opinion expressed below, we have examined copies of the following: (i) the Company’s articles of incorporation and by-laws (estatutos sociales) in effect on the date hereof; (ii) the Registration Statement; (iii) the Deposit Agreement, dated November 5, 2025, by and among the Company, the Bank of New York Mellon, as depositary, and all owners and holders from time to time of ADSs issued thereunder; (iv) the Compensation Plan of Aerovías de México, S.A. de C.V. (contained within that certain Administration Irrevocable Trust Agreement No. F/00031, dated December 19, 2022, as amended and/or restated from time to time, the “Plan”); and (v) such other corporate records, resolutions, certificates and other documents of the Company, and have made investigations of law, as we have deemed relevant or appropriate in connection with the giving of this opinion.

We have assumed for purposes of the opinions expressed herein, without any independent investigation or verification of any kind, among others: (i) the power and authority of each signatory to the documents we have reviewed, under all applicable laws, rules, regulations and their constitutive or similar documents, to enter into and perform their respective obligations thereunder; (ii) the genuineness of all signatures and the authenticity of all opinions, documents and papers submitted to us; and (iii) the authenticity of documents submitted to us as originals and the completeness and conformity to original or certified copies of all copies submitted to us as certified or reproduced copies.

March 16, 2026

As to questions of fact material to the opinion hereinafter expressed, we have, when relevant facts were not independently established by us, relied upon originals or copies, certified or otherwise identified to our satisfaction, of all such corporate records of the Company, and such other instruments or certificates of public officials, officers and representatives of the Company and such other persons, as we have deemed necessary or appropriate for the opinion expressed below.

Based upon the foregoing and subject to the qualifications set forth below, we are of the opinion that the Shares (including, if represented by ADSs, the Shares underlying the ADSs) reserved for issuance pursuant to the Plan, as referenced above, have been duly authorized for issuance and sale pursuant to the Plan by all necessary corporate action of the Company, and when issued as provided under the Plan, they will be validly issued, fully paid and non-assessable.

The opinion expressed above is limited to questions arising under the laws of Mexico. We do not express any opinion as to the laws of any other jurisdiction. This opinion letter is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Securities Act. This opinion letter is provided solely in connection with the distribution of the Units pursuant to the Registration Statement and is not to be relied upon for any other purpose.

We are qualified to practice law in Mexico. We express no opinion under the laws of any jurisdiction other than Mexico, in force on this date, or as to any matters not expressly covered herein. The opinion expressed above is as of the date hereof only, and we express no opinion as to, and assume no responsibility for, the effect of any fact or circumstance occurring, or of which we learn, subsequent to the date of this opinion letter, including, without limitation, legislative and other changes in the law or changes in circumstances affecting any party. We assume no responsibility to update this opinion letter for, or to advise you of, any such facts or circumstances of which we become aware, regardless of whether or not they affect the opinion expressed in this opinion letter.

We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Sincerely,

White & Case, S.C.

/s/ Juan Antonio Martin Díaz-Caneja
By: Juan Antonio Martin Díaz-Caneja Partner

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